Exhibit 10.45

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made effective as of July 1, 2003 (the “Agreement”), between GUITAR CENTER, INC., a Delaware corporation (the “Company”), and Bruce Ross (the “Executive”).

This Agreement amends and restates that certain Second Amended and Restated Employment Agreement, dated as of July 1, 2001, between the Executive and the Company, which agreement amended and restated that certain Amended and Restated Employment Agreement, dated as of July 1, 1998, between the Executive and the Company, which agreement amended and restated that certain Employment Agreement, dated as of June 5, 1996, between the Executive and the Company’s predecessor, Guitar Center Management, Inc., as amended by Amendment No. 1 dated October 15, 1996 and Amendment No. 2 dated as of January 30, 1997 (as so amended, the “Original Agreement”).  The Original Agreement was executed and delivered in connection with the closing of the Stock Purchase Agreement (the “Purchase Agreement”) dated June 5, 1996 (the “Commencement Date”) by and among the Company, Chase Venture Capital Associates, L.P., Wells Fargo Small Business Investment Company, Inc., Weston Presidio Capital II, L.P., and the security holder of the Company.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       EMPLOYMENT.  The Company shall employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Commencement Date and ending as provided in Section 4 hereof (the “Employment Period”).

2.                                       POSITION AND DUTIES.

(a)                                  During the Employment Period, the Executive shall serve as the Executive Vice President and Chief Financial Officer of the Company and shall have the normal duties, responsibilities and authority thereof, subject to the power of the board of directors of the Company (the “Board”) and the powers delegated to the Executive’s superiors (if any) by the Board.

(b)                                 The Executive shall report to the Board or its designee, and the Executive shall devote his best efforts and substantially all of his business time, attention and energies (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries (as defined below).  The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, and businesslike manner.  During the Employment Period, the Executive shall not engage in any business activity which, in the reasonable judgment of the Board, materially conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that nothing herein is intended to prohibit Executive from managing his own investment portfolio so long as Executive shall at all times adequately fulfill his obligations pursuant to this Section 2(b).

(c)                                  For purposes of this Agreement, (i) “Subsidiaries” shall mean any corporation, partnership, limited liability company or similar business organization of which the securities having a majority of the voting power in electing directors or the comparable governing body or Person are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries; and (ii) “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a limited liability company and a governmental entity or any department or agency thereof.

3.                                       BASE SALARY AND BENEFITS.

(a)                                  During the Employment Period, the Executive’s base salary shall be $290,000 per annum or such higher rate as the Board or the Compensation Committee of the Board (excluding the Executive if he should be a member of the Board at the time of such determination) may designate from time to time (the “Base Salary”), which salary shall be payable in such installments as is the policy of the Company with respect to its senior executive employees and shall be subject to Federal, state and local withholding and other payroll taxes.  In addition, during the Employment Period, the Executive shall be entitled to participate in all employee benefit programs for which all executives of the Company are generally eligible and the Executive shall be eligible to participate in all insurance plans available generally to all executives of the Company.

(b)                                 In addition to the Base Salary, for each fiscal year ending during the Employment Period, Executive shall also be eligible to receive an annual bonus in a target amount of 50% of the Executive’s then-current Base Salary.  The amount of such bonus will be determined by the Board or its designee(s), in their sole discretion.

(c)                                  The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.

(d)                                 During the Employment Period, the Executive shall be entitled to paid vacation consistent with the Company’s policy applicable to its executives at the Executive Vice President level generally.  Vacation time not used in a given year will not accrue and may not be carried forward to any future period.

4.                                       TERM; SEVERANCE.

(a)                                  Unless renewed by mutual agreement of the Company and the Executive, the Employment Period shall end on June 30, 2006; provided, however, that (i) the Employment Period shall terminate prior to such date upon the Executive’s resignation pursuant to the provisions of Section 4(h) or 4(i) hereof, or the death or Disability (as hereinafter defined)

of Executive; and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause.  For purposes of this Agreement the term “Disability” means any long-term disability or incapacity which (i) renders the Executive unable to substantially perform all of his duties hereunder for 180 days during any 18-month period or (ii) would reasonably be expected to render the Executive unable to substantially perform all of his duties for 180 days during any 18-month period, in each case as determined by the Board (excluding the Executive if he should be a member of the Board at the time of such determination) in its good faith judgment after seeking and reviewing advice from a qualified physician.

(b)                                 If the Employment Period is terminated by the Company without Cause or by the Executive with Reasonable Justification prior to July 1, 2005, the Executive shall be entitled to receive as severance, for the period beginning on the date of such termination and ending on June 30, 2006, (i) the Base Salary for such severance period, (ii) an annual cash bonus equal to the last annual bonus (excluding any portion thereof that the Co-Chief Executive Officers of the Company considered extraordinary and non-recurring) he received prior to termination (such bonus to be pro-rated for any partial year), and (iii) continuation of his medical benefits (or, if such continuation is not permitted by the Company’s insurers beyond the Employment Period, an annual cash payment equal to the average premium the company pays to obtain health insurance for an employee), unless the Executive has breached the provisions of this Agreement, in which case the provisions of Section 12(a)(iii) shall apply.  If the Employment Period is terminated by the Company without Cause or by the Executive with Reasonable Justification on or after July 1, 2005, the Executive shall be entitled to receive as severance, for a period of one year, (i) the Base Salary for such severance period, (ii) an annual cash bonus equal to the last annual bonus (excluding any portion thereof that the Co-Chief Executive Officers of the Company considered extraordinary and non-recurring) he received prior to termination (such bonus to be pro-rated for any partial year), and (iii) continuation of his medical benefits (or, if such continuation is not permitted by the Company’s insurers beyond the Employment Period, an annual cash payment equal to the average premium the company pays to obtain health insurance for an employee), unless the Executive has breached the provisions of this Agreement, in which case the provisions of Section 12(a)(iii) shall apply.  For purposes of this Section 4(b), benefits will not include future participation in any discretionary bonus or equity incentive pool, other than continuation of annual cash bonuses as contemplated in the previous sentence.  Such severance payments will be made periodically in the same amounts and at the same intervals as the Base Salary, annual bonus and benefits (as applicable) were paid immediately prior to termination of employment.  Executive shall have no duty to mitigate any damages which Executive may suffer as a result of such termination nor shall the severance benefits payable be reduced by any sums actually earned by Executive as a result of any other employment obtained by Executive during the original Employment Period.

(c)                                  If the Employment Period is terminated for any reason (including pursuant to Section 4(i)) other than by the Company without Cause or by the Executive with Reasonable Justification, the Executive shall be entitled to receive only the Base Salary and then only to the extent such amount has accrued through the date of termination.

(d)                                 Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of the Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of the Employment Period shall cease upon such termination.  In the event that the Employment Period is terminated by the Company without Cause or by the Executive with Reasonable Justification, the Executive’s sole remedy shall be to receive the severance payments and benefits described in Section 4(b) hereof.

(e)                                  If (i) the Employment Period is terminated as a result of the Executive’s death or Disability, (ii) there is a Sale of the Company, or (iii) the Employment Period is terminated by the Company without Cause or by the Executive with Reasonable Justification, all stock options held by the Executive shall immediately vest pursuant to the terms of the agreements by which such options were issued.

(f)                                    As a condition to the Executive’s receipt of any benefits described in Section 4(b) or (e) hereof, the Executive shall be required to execute a Release (the “Release”) of all claims arising out of his employment or the termination thereof, in a form reasonably acceptable to the Company.  Such Release shall specifically relate to all of the Executive’s rights and claims in existence at the time of such execution but shall exclude any continuing obligations the Company may have to the Executive following the date of termination under this Agreement or any other agreement providing for obligations to survive the Executive’s termination of employment.

(g)                                 For purposes of this Agreement, “Cause” means any termination by the Company of Executive’s employment within 90 days after the Board becomes aware of the occurrence of any of the following:

(i)                                     the ongoing and repeated failure by the executive to perform such lawful duties consistent with executive’s position as are reasonably requested by the board in good faith as documented in writing to the executive (other than as a result of executive’s illness or disability);

(ii)                                  the executive’s ongoing and repeated material neglect of his duties on a general basis (other than as a result of executive’s illness or disability), notwithstanding written notice of objection from the board and the expiration of a 30 day cure period;

(iii)                               the commission by the executive of any act of fraud, theft or criminal dishonesty with respect to the company or any of its subsidiaries or affiliates, or the conviction of the executive of any felony;

(iv)                              the commission of any act involving moral turpitude which (a) brings the company or any of its affiliates into public disrepute or disgrace, or (b) causes material injury to the customer relations, operations or the business prospects of the company or any of its affiliates, or

(v)                                 material breach by the executive of this agreement, including, without limitation, any breach by the executive of the provisions of sections 5, 6 or 7 hereof, not cured within 30 days after written notice to executive from the board;

provided, however, that in the event of an intentional breach of the provisions of sections 5, 6 or 7 hereof, the executive shall not have the opportunity to cure.

(h)                                 For purposes of this Agreement, “Reasonable Justification” means any voluntary termination by the Executive of his employment with the Company within 90 days after the occurrence of any of the following events without Executive’s written consent:

(i)                                     the Executive is directed to perform an act that the Executive reasonably believes to be in contravention of law, or which the Executive reasonably believes would subject the Company and himself to material liability, despite his express written objection addressed to the Board with respect to such action;

(ii)                                  there has been any change in the Executive’s title or any material reduction in the nature or scope of his responsibilities, or the Executive is assigned duties that are inconsistent with his position;

(iii)                               there is any material reduction in the Executive’s compensation or a material reduction in Executive’s other benefits (other than reductions in benefits that generally affect all employees entitled to such benefits ratably);

(iv)                              the Executive is required by the Company, after written objection by the Executive, to relocate his principal place of employment outside a radius of fifty miles from his place of employment immediately prior to such relocation; or

(v)                                 there is a material failure by the Company to perform any of its obligations to the Executive under this Agreement;

provided, however, that with respect to unintentional Company breaches of Sections 4(h)(ii), (iii) and (v), the Company shall be given written notice by Executive of such breach and 30 days to cure such breach, if curable.

(i)                                     If at any time during the Employment Period, there is a Sale of the Company (as defined below), Executive may resign within 90 days of the occurrence of such event by notifying the Company in writing, whereupon the Employment Period shall be terminated and Executive shall be entitled solely to receive Base Salary accrued through the date of termination as specified in Section 4(c), and no separate severance benefit.

(j)                                     For purposes of this Agreement, “Sale of the Company” shall mean a transaction or series of integrated transactions involving an Independent Third Party or group of Independent Third Parties acting in concert pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power to elect a majority of the entire board of directors of the Company (whether by merger, consolidation or issuance of the Company’s capital stock), or (ii) all or substantially all of the Company’s assets determined on a consolidated basis, or (iii) 60% or more of all of the Company’s common stock, on a fully-diluted basis.

(k)                                  For purposes of this Agreement, “Independent Third Party” shall mean any Person who, immediately prior to a contemplated transaction, individually and with its Group or Family Group, as the case may be, does not own in excess of 10% of the Company’s common stock, on a fully-diluted basis.

(l)                                     For purposes of this Agreement, “Group” shall mean:

(i)                                     in the case of a partnership, (A) such partnership and any of its limited or general partners, (B) any corporation or other business organization to which such partnership shall sell all or substantially all of its assets or with which it shall be merged, (C) any Affiliate of such partnership, and (D) with respect to any individual identified in clauses (A) through (C) above, members of his Family Group; and

(ii)                                  in the case of a corporation, (A) such corporation, (B) any corporation or other business organization to which such corporation shall sell or transfer all or substantially all of its assets or with which it shall be merged, (C) any Affiliate of such corporation, and (D) with respect to any individual identified in clauses (A) through (C) above, members of his Family Group.

(m)                               For purposes of this Agreement, “Family Group” shall mean an individual’s spouse, ancestors and/or descendants (whether natural or adopted) and the estate of and any trust solely for the benefit of such individual and/or the individual’s spouse, ancestors and/or descendants.

(n)                                 For purposes of this Agreement, “Affiliate” shall mean with respect to any Person, (i) a director, officer or partner of such Person or any Person identified in clause (iii) below, (ii) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or executive officer of such Person), and (iii) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

5.                                       NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION.

(a)                                  The Executive will not disclose to a third party or use for his personal benefit or for the benefit of a third party, at any time, either during the Employment Period or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties assigned to the Executive by the Company or as required by law or as necessary for Executive to enforce his rights hereunder.  The Executive will take all reasonable and appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Executive shall deliver to the Company at the termination of the Employment Period or at any time the Company may request all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any of its Subsidiaries which the Executive may then possess or have under his control.

(b)                                 As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including but not limited to (i) information, observations and data obtained by the Executive while employed by the Company (including those obtained prior to the date of this Agreement) concerning the business or affairs of the Company, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form.  Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information.  Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

6.                                       INVENTIONS AND PATENTS.

(a)                                  The Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, tradenames, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”) belong to the Company or such Subsidiary.  The Executive will promptly disclose such Work Product as may be susceptible of such manner of communication to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company or any of its Subsidiaries in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

(b)                                 CALIFORNIA EMPLOYEE PATENT ACT NOTIFICATION.  In accordance with Section 2872 of the California Employee Patent Act, West’s Cal. Lab. Code Section 2870 et. seq., Executive is hereby advised that Section 6(a) does not apply to any invention, new development or method (and all copies and tangible embodiments thereof) made solely by Executive for which no equipment, facility, material, Confidential Information or intellectual property of the Company or any of its Subsidiaries was used and which was developed entirely on Employee’s own time; provided, however, that Section 6(a) shall apply if the invention, new development or method (i) relates to the Company’s or any of its Subsidiaries’ actual or demonstrably anticipated businesses or research and development, or (ii) results from any work performed by Executive for the Company or any of its Subsidiaries.

7.                                       NON-COMPETE AND NON-SOLICITATION.

(a)                                  The Executive acknowledges and agrees with the Company that during the course of the Executive’s involvement and/or employment with the Company, such Executive has had and will continue to have the opportunity to develop relationships with existing employees, vendors, suppliers, customers and other business associates of the Company which relationships constitute goodwill of the Company, and the Company would be irreparably damaged if the Executive were to take actions that would damage or misappropriate such goodwill.  Accordingly, the Executive agrees as follows:

(i)                                     The Executive acknowledges that the Company currently conducts its business throughout the United States, including without limitation the areas listed on Exhibit A attached hereto (the “Territory”).  Accordingly, during the period commencing on the date hereof and ending on the later of (x) the termination of the Employment Period or (y) if the Executive was terminated without Cause or resigns with Reasonable Justification, for so long as severance payments are being made pursuant to Section 4(b) (such period is referred to herein as the “Non-Compete Period”), the Executive shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any business which engages in selling, at the retail level, musical instruments, pro-audio equipment or related accessories within the Territory (the “Line of Business”), whether for or by himself or as a representative for any other Person.

(ii)                                  Notwithstanding the foregoing, the aggregate ownership by the Executive of no more than two percent (on a fully-diluted basis) of the outstanding equity securities of any entity, which securities are traded on a national or foreign securities exchange, quoted on the Nasdaq Stock Market or other automated quotation system, and which entity competes with the Company (or any part thereof) within the Territory, shall not (by itself) be deemed to be giving or lending funds to, otherwise financing or having a financial interest in a competitor.  In the event that any entity in which the Executive has any financial or other interest directly or indirectly enters into the Line of Business during the Non-Compete Period, the Executive shall use his reasonable best efforts to divest all of his interest (other than any amount permitted to be held pursuant to the first sentence of this Section 7(a)(ii)) in such entity within 30 days after learning that such entity has entered the Line of Business.

(iii)                               The Executive covenants and agrees that during the Non-Compete Period, the Executive will not, directly or indirectly, either for himself or for any other person or entity, solicit any employee of the Company (other than such Executive’s personal assistant or secretary) or any Subsidiary to terminate his or her employment with the Company or any Subsidiary or employ any such individual during his or her employment with the Company or any Subsidiary and for a period of six months after such individual terminates his or her employment with the Company or any Subsidiary.

(b)                                 The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living.

(c)                                  The covenants contained in Section 7(a) and 7(b) are for the sole benefit of the Company and may be reduced (but not increased) in scope, or curtailed as to Territory, time period, or both, without resulting in a modification of any other provision of this Agreement, as the Company may determine in its sole discretion.

(d)                                 The provisions of this Section 7 shall terminate in the event the Company fails to make any payments required by Section 4(b) and such failure remains uncured for a period equal to at least 30 days after written notice of such event from Executive.

8.                                       INDEMNIFICATION.  The Company and the Executive have entered into an Indemnification Agreement substantially in the form filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

9.                                       INSURANCE.  The Company may, for its own benefit, maintain “keyman” life and disability insurance policies covering the Executive, provided the same does not prevent Executive from obtaining reasonable amounts of insurance for his family or estate planing needs.  The Executive will cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company obtaining and maintaining such policies.

10.                                 EXECUTIVE REPRESENTATION.  The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, (b) the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms.

11.                                 NOTICES.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be delivered personally to the recipient, delivered by United States Post Office mail (postage prepaid and return receipt requested), telecopied to the intended recipient at the number set forth therefor below (with hard copy to follow), or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to the Company, to:

Guitar Center, Inc.
5795 Lindero Canyon Road
Westlake Village, California 91362
Attention:  Chief Executive Officer
Telephone:  (818) 735-8800
Telecopier:  (818) 735-8833

With copies to:

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attention:  Anthony J. Richmond, Esq.

Telephone: (650) 328-4600

Telecopier: (650) 463-2600

If to the Executive, to:

Bruce L. Ross
972 Via Impresso
Thousand Oaks, California 91320

or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  Any such communication shall deemed to have been delivered and received (a) when delivered, if personally delivered, sent by telecopier or sent by overnight courier, and (b) on the fifth business day following the date posted, if sent by mail.

12.                                 GENERAL PROVISIONS.

(a)                                  SEVERABILITY/ENFORCEMENT.

(i)                                     It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Without limiting the generality of the preceding sentence, if at the time of enforcement of Sections 5, 6 or 7 of this Agreement, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the failure of all or any of such provisions to be enforceable shall not impair or affect the obligations of the Company to pay compensation or severance obligations under this Agreement.

(ii)                                  Because the Executive’s services are unique and because the Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement by the Executive.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(iii)                               In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive materially violates any provision of Sections 5, 6 or 7 (and such violation, if unintentional on the part of the Executive, continues for a period of 30 days following receipt of written notice from the Company), any severance payments then or thereafter due from the Company to the Executive may be terminated forthwith and upon such election by the Company, the Company’s obligation to pay and the Executive’s right to receive such severance payments shall terminate and be of no further force or effect.  The Executive’s obligations under Sections 5, 6 or 7 of this Agreement shall not be limited or affected by, and such provisions shall remain in full force and effect notwithstanding the termination of any severance payments by the Company in accordance with this Section 12(a)(iii).  The exercise of the right to terminate such payments shall not be deemed to be an election of remedies by the Company and shall not in any manner modify, limit or preclude the Company from exercising any other rights or seeking any other remedies available to it at law or in equity.

(b)                                 COMPLETE AGREEMENT.  This Agreement, those documents expressly referred to herein and all other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way; provided, however, that any rights of Executive hereunder are in addition to any rights Executive may have under benefit plans, agreements or arrangements to which he is a party or is a participant, and this Agreement shall not abrogate any such rights.

(c)                                  SUCCESSORS AND ASSIGNS.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, assigns, heirs, representatives and estate; provided, however, that the rights and obligations of the Executive under this Agreement shall not be assigned without the prior written consent of the Company.

(d)                                 GOVERNING LAW.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA, OR ANY OTHER JURISDICTION), THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF CALIFORNIA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(e)                                  JURISDICTION, ETC.

(i)                                     Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any California state court or federal court of the United States of America sitting in the State of California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such California state court or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(ii)                                  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any California state or federal court.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(iii)                               The Company and the Executive further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

(f)                                    AMENDMENT AND WAIVER.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(g)                                 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

(h)                                 HEADINGS.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)                                     COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(j)                                     ROLE OF COUNSEL.  Executive acknowledges that Latham & Watkins LLP acted as counsel solely to the Company in connection with the preparation of this Agreement.

(k)                                  EMPLOYEE ACKNOWLEDGMENT.  Employee represents and agrees that he fully understands his right to discuss all aspects of this agreement with his private attorney, and that to the extent, if any, that he desired, he availed himself of such right.  Employee further represents that he has carefully read and fully understands all of the provisions of this agreement, that he is competent to execute this agreement, that his agreement to execute this agreement has not been obtained by any duress and that he freely and voluntarily enters into it, and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this document.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Employment Agreement as of the date first written above.

GUITAR CENTER, INC.

By:	/s/ Larry Thomas
Name:	Larry Thomas
Title:	Chairman of the Board

EXECUTIVE

/s/ Bruce L. Ross
Bruce L. Ross

EXHIBIT A

TERRITORY

ARIZONA:

Phoenix metropolitan area

Tucson metropolitan area

ARKANSAS

Little Rock metropolitan area

CALIFORNIA:

Los Angeles County metropolitan areas

Orange County metropolitan areas

San Diego County metropolitan areas

San Francisco/Alameda/Contra Costa/Marin/San Mateo
County metropolitan areas

San Bernardino/Riverside County metropolitan area

Kern County metropolitan area

Fresno County metropolitan area

Sacramento County metropolitan area

Ventura County metropolitan area

COLORADO:

Denver metropolitan area

CONNECTICUT:

Greenwich metropolitan area

Hartford metropolitan area

DISTRICT OF COLUMBIA:

Washington, D.C. metropolitan area

FLORIDA:

Miami metropolitan area

Ft. Lauderdale/Hollywood/Palm Beach metropolitan area

Orlando metropolitan area

Tampa metropolitan area

GEORGIA:

Atlanta metropolitan area

IDAHO:

Boise metropolitan area

ILLINOIS:

Chicago metropolitan area

INDIANA:

Indianapolis metropolitan area

Gary metropolitan area

LOUISIANA:

New Orleans metropolitan area

MARYLAND:

Baltimore metropolitan area

Washington, D.C. metropolitan area

MASSACHUSETTS:

Boston metropolitan area

MICHIGAN:

Detroit metropolitan area

Grand Rapids metropolitan area

MINNESOTA:

Minneapolis/St. Paul metropolitan area

MISSOURI:

St. Louis metropolitan area

NEVADA:

Las Vegas metropolitan area

NEW JERSEY:

Camden metropolitan area

Newark metropolitan area

Atlanta City metropolitan area

NEW YORK:

Buffalo metropolitan area

New York City metropolitan area
and adjoining Tri-State area

Rochester metropolitan area

Albany metropolitan area

NORTH CAROLINA

Charlotte metropolitan area

Raleigh metropolitan area

OHIO:

Cincinnati metropolitan area

Cleveland metropolitan area

Columbus metropolitan area

OKLAHOMA:

Oklahoma City metropolitan area

OREGON:

Portland metropolitan area

Medford metropolitan area

Eugene metropolitan area

PENNSYLVANIA:

Philadelphia metropolitan area

Pittsburgh metropolitan area

TENNESSEE:

Knoxville metropolitan area

Memphis metropolitan area

TEXAS:

Dallas/Ft. Worth metropolitan area

Houston metropolitan area

Austin metropolitan area

Plano metropolitan area

Corpus Christi metropolitan area

UTAH:

Salt Lake City metropolitan area

VIRGINIA:

Virginia Beach metropolitan area

Washington, D.C. metropolitan area

WASHINGTON:

Seattle/Tacoma metropolitan area

Spokane metropolitan area